EXHIBIT 99.B11

                   CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the statements of assets and liabilities of Nations Annuity Trust, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Other Service Providers" in the Prospectus and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Boston, Massachusetts
February 19, 1998